Richard Spitz Named to Board of Directors of Mandalay Media, Inc.
Tuesday November 20, 2007

LOS ANGELES-- (BUSINESS WIRE)--Richard Spitz has joined Mandalay Media, Inc. (OTCBB: MVSI) as a member of the Board of Directors.

Mr. Spitz brings a wealth of understanding and knowledge of the converging markets of media and technology. In his capacity as the head of Korn/Ferry International Global Technology Markets he drives the company’s go-to market strategy across all sub sectors and regions within the technology market. Since joining Korn/Ferry  11 years ago,  he has advised leading investors and companies on leadership issues, talent management and senior executive recruitment.

Mr. Spitz stated that “Mandalay Media has an exciting view of where the technology and entertainment markets are heading and how best to capitalize on their convergence. I am excited to be working with Peter Guber, Bruce Stein, Bob Zangrillo and the rest of the team at the company.”

Prior to Korn/Ferry, Mr. Spitz was with Paul, Hastings, Janofsky, and Walker, a prestigious international law firm, where he advised businesses and investor groups on sophisticated business planning issues, as well as negotiated on their behalf M&A transactions, venture capital investments, licensing agreements and alliance arrangements. His law practice extended across the technology and entertainment markets.

Mr. Spitz has authored several articles on structuring complex transactions and organizing tax advantaged entities and has lectured on complex tax issues before the University of Southern California Tax Institute and the Los Angeles County Bar. He  has served on and advises private and public company  boards, as well as on the Dean's Special Task Force for NYU Law School. He serves currently on the Board of Advisors to the Harold Price Center for Entrepreneurial Studies at the Anderson School of Business. Mr. Spitz holds a BS business administration (finance) from California State University, Northridge, as well as a Juris Doctor from Tulane University Law School and a Master’s in Law from New York University Law School.

About Mandalay Media, Inc. Mandalay Media, Inc. is a development stage company. It intends to complete an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MVSI.  Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MVSI's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in MSVI’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MSVI assumes no obligation to update the information contained in this press release.